Filed Pursuant to Rule 424(b)(2)
Registration No. 333-150298
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$350,000,000	$19,530

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
PRICING SUPPLEMENT DATED SEPTEMBER 2, 2009 TO
PROSPECTUS DATED APRIL 17, 2008,
AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT DATED APRIL 25, 2008,
AND SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 25, 2008
U.S. BANCORP
Medium-Term Notes, Series R (Senior)
Medium-Term Notes, Series S (Subordinated)

CUSIP No.:	91159HGS3

Series:

☑ Series R (Senior)
☐ Series S (Subordinated)

Form of Note:

☑ Book-Entry
☐ Certificated

Principal Amount:	$350,000,000

Trade Date:	September 2, 2009

Original Issue Date:	September 10, 2009

Maturity Date:	February 15, 2013

Base Rate (and, if applicable, related Interest Periods):

☑ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ LIBOR Note
☐ EURIBOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Other Base Rate
☐ Zero Coupon Note

Agent’s Commission:	$574,000.00
Redemption Terms:
Other Terms: This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. We expect that delivery of the securities will be made against payment therefor on or about the Original Issue Date specified above, which will be the fifth business day following the Trade Date (this settlement cycle being referred to as T + 5). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the first business day after the Trade Date will be required, by virtue of the fact that the securities initially will settle in T + 5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.
Name of Agent and Delivery Instructions:
Barclays Capital Inc.
DTC #7256

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$348,911,500 / 99.689%

Net Proceeds to the Company:	$348,337,500

Interest Rate/Initial Interest Rate:	2.125%

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2010

Regular Record Date:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Date:

Interest Reset Date:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:
☐	Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐	For Federal income tax purposes only.

/s/ Kenneth D. Nelson	(authorized officer)

/s/ John C. Stern	(authorized officer)